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                                                                    EXHIBIT 3.25

                           ARTICLES OF INCORPORATION
                                       OF
                               COVENTRY CARE, INC.


                  In compliance with the requirements of the Business Corporation Law, approved the 5th day of May, A.D. 1933, P. L. 364, as amended, the undersigned, all of whom are of full age and at least two-thirds of whom are citizens of the United States or its territories or possessions, desiring that they may be incorporated as a business corporation, do hereby certify:

                  1. The name of the corporation is: Coventry Care, Inc.

                  2. The location and post office address of its initial registered office in this Commonwealth is:

    805 Hillaire Drive           Mt. Lebanon               Allegheny
    ------------------           -----------               ---------
          Address                   City                    County

                  3. The purpose or purposes of the corporation are:

                  This corporation is organized under the Business Corporation Law of 1933, approved May 5, 1933, P. L. 364, as amended, to the date hereof. The corporation shall have unlimited power to engage in and do any lawful act concerning any or all lawful business for which corporations may be incorporated under the aforesaid Business Corporation Law, as amended.

                  4. The term of its existence is: Perpetual.

                  5. The aggregate number of shares which the corporation shall have the authority to issue is 5,400,000, without par value, the total stated value of which, for excise tax purposes, shall be $34,000 and which shall be divided into two classes as follows:

                  (a) 5,000,000 shares of Class A Common Stock (without par value) Stated capital/$50,000.00.

                  (b) 400,000 shares of Class B Common Stock (without par value) Stated capital/$4,000.00.

Voting Rights and Preemptive Rights

                  The holders of shares of Class A Common Stock shall have one
(1) vote per share. The holders of shares of Class B Common Stock shall have eight (8) votes per share. All shares of both classes shall be treated the same share for share in the event of any recapitalization, stock dividend split, consolidation, merger or reorganization of the corporation. None of the holders of either class of capital stock shall have any preemptive rights or cumulative voting rights other than as set forth herein.



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Conversion Rights

                  The shares of Class A Common Stock have no conversion rights. All or any portion of the Class B Common Stock is convertible into Class A Common Stock, share for share, at any time at the option of the holder thereof. In the event that any of the initial holders of Class B Common Stock die or become completely incapacitated for a period of more than six (6) months, all of the shares of Class B Common Stock shall be immediately converted into a like number of shares of Class A Common Stock. In the event that any of the initial holders of Class B Common Stock transfers any Class B Common Stock to any person other than an initial holder of Class B Common Stock, all such stock transferred shall be immediately converted into a like number of shares of Class A Common Stock.

Dividend Rights

                  The holders of shares of Class A Common Stock shall be entitled to dividends pro-rata per share in respect of all such shares held by them, when and if declared by the Board of Directors out of funds of the corporation legally available therefor. The Class B Common Stock is not entitled to any cash dividend.

Liquidation Rights

                  In the event of the dissolution, winding up or liquidation of the corporation, whether voluntary or involuntary, the holders of the Class A Common Stock shall share equally on a per share basis in all assets of the corporation available for distribution and the Class B Common Stock shall not be entitled to share therein. Neither a consolidation nor a merger of the corporation with or into any other corporation, nor any reorganization or recapitalization of the corporation, shall be considered a liquidation, dissolution or winding up within the meaning of this subparagraph.

Amendments

                  Any shareholder action which would change the terms, provisions or relative rights of either class of stock requires a majority vote of the class which is changed as well as a majority vote of the total voting power of the corporation.

                  6. The names and addresses of each of the first directors, who shall serve until the first annual meeting, are:


NAME                            ADDRESS
----                            -------
Frederick A. Parson, M.D.       36 First Street, Mayview State Hospital
                                Bridgeville, PA  15017

Harold A. Gold                  805 Hillaire Drive, Pittsburgh, PA  15243

George E. Ewing                 944 Academy Place, Pittsburgh, PA  15243



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                  7. The names and addresses of each of the incorporators and the number and class of shares subscribed by each are:


NAME                    ADDRESS                       NUMBER AND CLASS OF SHARES
----                    -------                       --------------------------
Harold A. Gold          805 Hillaire Drive            100 Shares
                        Pittsburgh, PA  15243         Class B Common

George E. Ewing         944 Academy Place             100 Shares
                        Pittsburgh, PA  15243         Class B Common




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